Exhibit 21

Subsidiaries of the Registrant

The Company or one of its wholly-owned subsidiaries owned the following percent of the outstanding common stock, voting securities and interests of each of the corporations listed below as of December 31, 2023:

Name	State or Other Jurisdiction of Incorporation	Percent Owned
Central Pacific Bank	Hawaii	100%
CPB Capital Trust IV	Delaware	100%
CPB Statutory Trust V	Delaware	100%
Gentry HomeLoans, LLC	Hawaii	50%
Haseko HomeLoans, LLC	Hawaii	50%
Island Pacific HomeLoans, LLC	Hawaii	50%